Exhibit 10.40

Palladium Capital Group, LLC
Carnegie Hall Tower

152 West 57th Street, Floor 22

New York, NY 10019

Tel (646) 485-7297 Fax (917) 540-2302

JP@PalladiumCapital.com

November 28, 2024

Leonard Sternheim

CEO and Director

Eagle Ridge Resources Inc.

7280 W Palmetto park Rd

Boca Raton FL 33433

212-470-7057

Re:	Placement Agent & Merger Advisory Agreement

Dear Mr. Argyle:

This letter agreement (this “Agreement”) sets forth the understanding and agreement between PALLADIUM CAPITAL GROUP, LLC, a Delaware limited liability company (“Palladium”), and EAGLE RIDGE RESOURCES INC., a Nevada Corporation (the “Company”), with respect to the following:

1.	Scope of Engagement and Services.

A.	Engagement.

(a)	Placement Agent Services:

The Company hereby engages Palladium, on a reasonable best efforts basis, as its non-exclusive placement agent in the private placement (or series of related private placements) of, or similar unregistered transaction (or series of related transactions) involving, certain equity, equity-linked, or debt securities of the Company (or its subsidiaries or affiliated entities) (the “Securities”) to a limited number of institutional, accredited individual or strategic investors, at a price and upon terms satisfactory to the Company (each related round of private placement(s) or transaction(s), a “Transaction”).

(b)	Merger Advisory Services:

The Company hereby engages Palladium as its exclusive advisor to advise and assist the Company in connection with strategic alternatives regarding its future including but not limited to spinoffs, divestitures, and/or one or more business combinations during the Term (as defined below) of this Agreement (each a “Merger”). Palladium will be expected to manage any processes to this end, including the handling of inbound calls regarding potential merger candidates.

B.	Investor Definitions and Process.

(a)	Definition of Palladium Investor:

Each institutional, accredited individual, or strategic investor introduced by Palladium to the Company (unless such investor is a Rejected Investor (as defined below)), shall be a “Palladium Investor”. For the purposes hereof, the term “Palladium Investor” shall include a person or entity introduced to the Company by Palladium, as well as such person’s or entity’s affiliates, and persons or entities introduced by them.

(b)	Rejected Investor Process:

In the event Palladium introduces a person or entity to the Company and the Company notifies Palladium in writing within two (2) business days following such introduction that the Company already has a relationship with such person or entity and does not require any further assistance from Palladium with respect to such person or entity, then such person or entity shall be a “Rejected Investor” and shall not be a Palladium Investor for purposes hereunder; provided that if the Company (i) fails to timely send such written notice to Palladium, or (ii) at any time requests assistance from Palladium with respect to such person or entity or their respective affiliates or persons or entities introduced by them, then such person or entity shall automatically be deemed a Palladium Investor for all purposes hereunder, regardless of any prior relationship between the Company and such person or entity.

C.	Company Rights and Palladium Limitations.

Palladium acknowledges and agrees that the Company shall have the right, in its sole discretion, to both reject any Palladium Investor’s participation in a Transaction or to altogether abandon a Transaction or Merger. It is understood that Palladium’s assistance in a Transaction or Merger will be subject to the satisfactory completion of such reasonable investigation and inquiry into the relevant affairs of the Company as Palladium deems appropriate under the circumstances and to the receipt of all internal approvals of Palladium in connection with the Transaction or Merger. The execution of this Agreement does not constitute a commitment by Palladium to purchase any Securities and does not ensure a successful Transaction of the Securities or the successful completion of a Merger or of the success of Palladium with respect to securing any other financing on behalf of the Company.

2. The engagement of Palladium under Section 1 of this Agreement shall commence as of the date hereof and shall continue for twelve (12) months thereafter, unless earlier terminated by either party upon thirty (30) days’ prior written notice to the other party (the “Term”).

3.	Compensation.

A.	Transaction Fees.

The Company shall pay Palladium the following fees (the “Fees”) in connection with the closing of each Transaction (each, a “Closing”):

(i) Cash Fee. The Company shall pay to Palladium a cash fee equal to seven percent (7%) of the aggregate gross proceeds raised from Investors in each Closing, payable in cash by wire transfer at the time of such Closing.

(ii) Warrant Coverage. The Company shall issue to Palladium (or its designees) at each Closing warrants to purchase that number of shares of common stock of the Company equal to seven percent (7%) of the aggregate number of shares of common stock (or common stock equivalent, if applicable) sold in each Closing to Investors, taking into consideration any increase in shares (or equivalent) under a ratchet or similar provision pursuant to which the number of shares (or equivalent) initially purchased is subsequently increased (the “Warrants”). The Warrants (i) will be identical to any warrants issued to Investors at such Closing, if any, or, (ii) if no warrants are issued to Investors at such Closing, will (x) provide for cashless exercise, (y) have an exercise price equal to the offering price per share in the Closing and (z) expire on the five (5) year anniversary of such Closing.

B.	Merger Compensation.

The Company shall issue, or cause to be issued, the number of shares of common stock of the post-Merger entity immediately after the Merger that represents four and one-half percent (4.5%) of equity ownership in any surviving post-Merger entity on a fully diluted basis.

C.	Payment Terms.

(i) Tail Periods. The Fees shall be payable for any sale of securities of the Company (or its subsidiaries or affiliated entities) that occurs during the Term or within twenty-four (24) months thereafter with respect to Investors introduced to the Company by Palladium. The Merger Compensation shall be payable for any Merger that closes during the Term or within twelve (12) months thereafter with any party or entity (or their affiliates) with whom substantive discussions regarding a potential Merger were initiated during the Term. For purposes of this Agreement, “substantive discussions” shall be deemed to have occurred if Palladium, during the Term: (a) arranged or participated in any meeting, call, or correspondence between the Company and such party, (b) provided or presented information about the Company to such party or about such party to the Company, (c) engaged in any discussions with such party regarding a potential Merger, or (d) included such party on any list of potential Merger candidates provided to the Company.

(ii) Timing of Payments. Fees shall be paid at the closing of a Transaction and Merger Compensation shall be paid concurrently with the closing of a Merger.

(iii) Late Payment Interest. If any Fees or Merger Compensation due under this Section 3 are not paid at the closing of a Transaction or within 30 days of the closing of a Merger, such unpaid amounts shall accrue interest at the rate of one and one-half percent (1.5%) per month, calculated retroactively from the date such payment was due. This interest shall continue to accrue until all outstanding amounts and accrued interest are paid in full.

(iv) Independence of Compensation. The obligation to pay Fees for Transactions and Merger Compensation for Mergers are independent of each other, and each is payable whether or not the other type of transaction occurs.

4. The Company shall pay Palladium a non-accountable expense allowance of one percent (1%) of the aggregate cash received by the Company in each Closing.

5. The Company shall provide indemnification as set forth in Annex A attached hereto and made a part hereof.

6. The provisions of Sections 3, 4, and 5 (including, without limitation, the provisions of indemnification referred to in Section 5) shall survive the expiration or termination of this Agreement.

7. The Company acknowledges and agrees that Palladium will be using, and relying upon, written materials and information provided to Palladium by the Company, its officers, agents, and others, including, but not limited to, financial statements, to be provided to potential Investors (the “Materials”) describing the Company and the Transaction concerning the Company’s business, operations, assets, liabilities and receivables, and Palladium will be using, and relying upon, such Materials and any other publicly available information without any independent investigation or verification thereof or independent appraisal by Palladium of the Company or its business or assets. Palladium does not assume responsibility for the accuracy or completeness of the Materials, including but not limited to any disclosure materials related to the Transaction. “Materials” shall not include information that is provided in writing by Palladium to the Company that is independently produced by Palladium and not based on materials provided by the Company or information available from generally recognized public sources. The Company shall provide Palladium with reasonable access during business hours and with reasonable advance notice to the Company’s officers, directors, accountants, counsel and other advisors, and shall promptly notify Palladium of any events that might have a material effect on the financial condition of the Company, a Transaction or an Investor’s decision whether or not to participate in a Transaction. The Company represents and warrants to Palladium that all information concerning the Company, including, without limitation, all information contained in the Materials, will be, when provided to Palladium, true, complete and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. If at any time prior to the completion of a Transaction an event occurs which would cause the Materials (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will promptly notify Palladium of such event. Notwithstanding any previously executed non-disclosure agreement, the Company agrees that Palladium is permitted to show Materials to prospective Investors in order to induce them to participate in a Transaction as contemplated by this Agreement.

8. Palladium represents and warrants as follows: Palladium is registered as a broker/dealer with the Commission pursuant to Section 15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), and such Commission registration and FINRA membership is currently in effect and has not been withdrawn, cancelled or revoked. Palladium is registered and/or licensed as a broker/dealer in each state in which it conducts activities that require such registration or licensure. Palladium agrees to perform its duties and obligations hereunder in a manner consistent with any instructions given by the Company, the terms of this Agreement and the provisions of all laws, rules and regulations that are applicable to Palladium and its business, including, without limitation, the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of FINRA and any other applicable self-regulatory organizations.

Based upon a diligent inquiry, each of Palladium and the Company represents and warrants to the other, and agrees, that neither it, nor any of its directors, executive officers, other officers or employees participating in the offering of Securities, general partners or managing members, or any of the directors, executive officers or other officers participating in the offering of Securities of any such general partner or managing member (each, a “Covered Person”), is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Securities Act and (ii) a description of which has been furnished in writing to the other on or prior to execution hereof.1 Each of Palladium and the Company shall provide prompt written notice to the other of any Disqualification Event relating to any Covered Person, or any event that would, with the passage of time, become a Disqualification Event, prior to each Closing. Each of Palladium and the Company represents and warrants to the other that it is not aware of any person other than a Covered Person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of Securities.

9. Upon a Closing and/or a Merger, the Company agrees that Palladium has the right to place notices and/or advertisements in financial and other newspapers and journals (whether in print or on the Internet), and to publicize on Palladium’s own website and/or marketing materials, at its own expense, describing its services to the Company hereunder. Furthermore, promptly after a Closing and/or Merger, the Company shall provide Palladium with a full and complete set of closing documents pertaining to such Closing and/or Merger, including but not limited to copies of any fully executed subscription documents. Such closing documents shall be held in confidence by Palladium under terms of confidentiality no less than those governing other confidential information subject to any NDA (or similar) agreement to which Palladium and Company are parties.

1	USA Patriot Act Disclosure: Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account or transacts business with a financial institution. Palladium may require Company information from individuals authorized to transact business on behalf of the Company. Requested items could include Driver’s license number, passport number, U.S. Taxpayer Identification (ID) Number, Alien ID Card, and any other government-issued document evidencing nationality or residence. Failure to produce the requested information in a timely manner may prohibit Palladium from conducting a transaction on behalf of Company.

10. Nothing contained in this Agreement shall limit or restrict the right of Palladium or of any member, employee, agent or representative of Palladium, to be a shareholder, member, partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether or not of a similar nature of the Company’s business, nor to limit or restrict the right of Palladium to render services of any kind to any other corporation, company, firm, individual or association. The Company acknowledges that Palladium and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which Palladium may acquire information of interest to the Company. Palladium shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.

11. The failure or neglect of either of the parties hereto to enforce any of its rights or to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or its waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

12. Any notices hereunder shall be given in writing and shall be sent to the Company and to Palladium at their respective mailing addresses set forth above by reputable overnight courier such as FedEx with a copy to Palladium by email at JP@PalladiumCapital.com. Either party may designate any other address to which notice shall be given by giving written notice to the other party of such change of address in the manner herein provided.

13. Each party hereby represents and warrants to the other party that it has the full and complete power and authority to enter into this Agreement, that all required action has been taken by it as is necessary to authorize it to enter into this Agreement, that, upon the execution of this Agreement by the other party hereto, it is fully bound by the terms hereof, and that the person executing this Agreement on its behalf is authorized to do so and does bind the undersigned hereto without requiring the joinder or further approval of any other person whomsoever.

14. The Company acknowledges and agrees that Palladium has been retained to act solely as an independent contractor and in such capacity shall not act as an employee of the Company or as an agent of the Company other than specifically provided herein.

15. This Agreement shall inure to the benefit of and be binding upon the respective, Affiliates, successors and assigns of the parties hereto. The term “Affiliates” shall mean, with respect to any person or entity, any other person or entity who, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with such person or entity and any spouse, parent or issue of any such person; “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person or entity whether through ownership of voting securities, by contract or otherwise.

16. THE PARTIES HERETO AGREE THAT ALL DISPUTES ARISING FROM OR RELATING TO THE AGREEMENT WILL BE RESOLVED BY ARBITRATION IN NEW YORK CITY PURSUANT TO THE ARBITRATION RULES OF FINRA WITH RESPECT TO DISPUTES BETWEEN FINRA MEMBERS AND THEIR CUSTOMERS. THIS AGREEMENT CONTAINS A PREDISPUTE ARBITRATION CLAUSE. BY SIGNING THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

(1) All parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(2) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(3) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(4) The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.

(5) The panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

(6) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(7) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

17. This Agreement shall be construed and governed in accordance with the laws of the State of New York without giving effect to its principles governing conflict of laws or choice of law.

18. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

19. Palladium acknowledges that it is not granted any right or authority to assume or create any obligation or liability or to make any representation, covenant, agreement or warranty, express or implied on the Company’s behalf, or to bind the Company in any matter whatsoever. Palladium will not have any rights or obligations in connection with the sale and purchase of the Securities contemplated by this Agreement except as expressly provided in this Agreement. In no event will Palladium be obligated to purchase the Securities to be purchased by Investors for its own account or for the accounts of its customers.

20. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

21. Palladium is not an expert on, and cannot render opinions regarding, legal, accounting, regulatory, or tax matters. The Company should consult with its other professional advisors concerning these matters before undertaking any transaction or Merger. All services, advice and information and reports provided by Palladium to the Company in connection with this assignment shall be for the sole benefit of the Company and shall not be relied upon by any other person.

[Signature page follows]

Palladium is delighted to accept this engagement and looks forward to working with you on this assignment. Please confirm that the foregoing correctly sets forth our understanding by signing below, whereupon this Agreement shall constitute a binding agreement as of the date first above written.

As set forth in Section 16 above, this Agreement contains an agreement to arbitrate disputes.

Very truly yours,

PALLADIUM CAPITAL GROUP, LLC

		By:	/s/ Joel Padowitz
Joel Padowitz
Chief Executive Officer

ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

EAGLE RIDGE RESOURCES INC.

By:	/s/ Leonard Sternheim
Leonard Sternheim
Chief Executive Officer and Director

[Annex A follows]

Annex A Indemnification Provisions

In connection with the engagement of Palladium by the Company pursuant to the Agreement, the Company hereby agrees as follows:

1.	In connection with or arising out of or relating to the engagement of Palladium under the Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Agreement, the Company shall reimburse Palladium, its affiliates and their respective members, officers, employees, agents and controlling persons (each an “Indemnified Party”) promptly upon demand for actual, out-of-pocket expenses (including reasonable fees and expenses for legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation, proceeding or other action in respect thereof (collectively, a “Claim”). The Company also agrees (in connection with the foregoing) to indemnify and hold harmless each Indemnified Party from and against any and all out-of-pocket losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, including any amount paid in settlement, to which the Company shall have consented in writing (such consent not to be unreasonably withheld), of any litigation or other action (commenced or threatened), whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the Company shall not be liable pursuant to this paragraph in respect of any loss, claim, damage or liability to the extent that a court or other agency having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such loss, claim, damage or liability was incurred solely as a direct result of fraud, willful misconduct or gross negligence of such Indemnified Party. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its partners, security holders or creditors related to or arising out of the engagement of Palladium pursuant to, or the performance by Palladium of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is determined in a final judgment (not subject to further appeal) by a court to have resulted solely from fraud, willful misconduct or gross negligence of the Indemnified Party.

2.	An Indemnified Party shall have the right to retain separate legal counsel of its own choice to conduct the defense and all related matters in connection with any Claim. The Company shall pay the reasonable fees and expenses of such legal counsel, and such counsel shall to the fullest extent, consistent with its professional responsibilities, cooperate with the Company and any legal counsel designated by the Company.

3.	The Company will not, without the prior written consent of each Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Party is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Party against whom such Claim may be brought hereunder from any and all liability arising out of such Claim.

4.	In the event the indemnity provided for in paragraphs 1 and 2 of this Annex A is unavailable or insufficient to hold any Indemnified Party harmless, then the Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnified Party’s losses, claims, damages and liabilities as to which the indemnity provided for in paragraphs 1 and 2 of this Annex A is unavailable or insufficient (i) in such portion as appropriately reflects the relative benefits received by the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the matters as to which losses, claims, damages or liabilities relate, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, as well as any other equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable legal or other out-of-pocket fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, Palladium’s share of the liability hereunder shall not be in excess of the amount of fees actually received by Palladium under the Agreement (excluding any amounts received as reimbursement of expenses by Palladium). No person guilty of fraud, willful misconduct or gross negligence shall be entitled to contribution from any person who was not guilty of such fraud, willful misconduct or gross negligence.

5.	In the event any Indemnified Party is requested or required to appear as a witness in any action, suit or proceeding brought by or on behalf of or against the Company or any affiliate or any participant in a Transaction covered hereby in which such Indemnified Party is not named as a defendant, the Company shall reimburse Palladium and each Indemnified Party for all reasonable disbursements incurred by them in connection with such Indemnified Party’s appearing and preparing to appear as a witness, including, without limitation, the fees and disbursements of their legal counsel, and to compensate Palladium and each Indemnified Party in an amount to be mutually agreed upon.

6.	All amounts due under the Indemnification Provisions of this Annex A shall be payable within ten (10) days after written notice of such event giving rise to the indemnification obligations, and if not paid within such 10-day period, such amounts shall bear interest at a rate of 1.5% per month or at the highest rate permitted under the laws of the State of New York, whichever rate is lower.

7.	These Indemnification Provisions shall remain in full force and effect in connection with the transactions contemplated by the Agreement, whether or not consummated, and shall survive the expiration or termination of the Agreement and shall be in addition to any liability that the Company might otherwise have to any Indemnified Party under the Agreement or otherwise.

8.	Each party hereto consents to personal jurisdiction and service of process and venue in any court in the State of New York in which any claim for indemnity is brought by any Indemnified Party.

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